Exhibit 99.1

For Immediate Release	Contact:	Kelly Lynch
Rasky Baerlein Strategic
Communications		(617) 443-9933 x. 321
klynch@rasky.com

Myriad Amends Land Agreement and Extends Closing Date to November 15, 2007

(Tunica, Mississippi) October 2, 2007 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that it has amended its agreement with members of the Jack Day Perry, Sr. family to purchase more than 500 acres of land in Tunica, Mississippi, the location of the Company’s planned $1.3 billion world-class destination resort.  The agreement, which originally was disclosed in May 2007, has been amended to provide for a 45-day extension of the closing date.  The closing is expected to take place on or before November 15, 2007.

Myriad’s business plan focuses the Company’s current efforts and resources on the development of Myriad Botanical Resort, a $1.3 billion world-class destination resort in Tunica, Mississippi.  Based on a botanical theme, it is intended that the first phase of development will consist of building out the site infrastructure and constructing the first two (2) of six (6) total casinos; 1,000 casino hotel rooms; 150,000 square foot convention and exposition center with a 600 room hotel; 5,000 seat entertainment arena; 18-hole signature design golf facility; Health club and luxury spa; Private label restaurants; and attractions including botanical gardens and a water/snow park.  Myriad representatives continue to engage in discussions with potential funding sources to secure the capital required to move forward with building out the infrastructure and going vertical with Phase One.

ABOUT MYRIAN ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.